UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 29, 2006

SPECTRE GAMING, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-25764	41-1675041

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14200 23rd Avenue N.
Minneapolis, MN 55447
(Address of principal executive offices) (Zip code)

(763) 553-7601
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Termination and Settlement Agreement

On June 30, 2006, Spectre Gaming, Inc. (the “Company”) entered into a Termination and Settlement Agreement with Bally Gaming, Inc., pursuant to which the parties terminated their respective obligations under a Redemption Technology and Supply Agreement between the parties, dated as of May 25, 2005, as amended (the “Redemption Technology and Supply Agreement”), including but not limited to the elimination of the Company’s obligation to purchase 1,825 gaming cabinets and pay royalties to Bally Gaming. The Termination and Settlement Agreement is effective as of June 28, 2006. Under the Termination and Settlement Agreement, the parties also agreed to the following:

•	the mutual release of all claims between the parties

•
Bally Gaming’s forgiveness of an aggregate of $2,250,000 of outstanding principal, together with accrued but unpaid interest, under a promissory note dated September 5, 2005, originally delivered by the Company in favor of Bally Gaming in connection with the Redemption Technology and Supply Agreement, and the return and cancellation of such promissory note

•	the Company’s return to Bally Gaming of all “Enabling Technology,” as defined in the Redemption Technology and Supply Agreement, with certain limited exceptions, and

•	the parties’ entry into a Technology Agreement (described below) governing the Company’s future use of certain technology licensed from Bally Gaming.

Technology Agreement

On June 30, 2006, and simultaneously with the above-described Termination and Settlement Agreement, the Company entered into a new Technology Agreement that will govern the Company’s use of intellectual property of Bally Gaming and certain related matters. The Technology Agreement is effective as of June 28, 2006. In particular, the Technology Agreement provides that:

•	Bally Gaming grants the Company a perpetual non-exclusive license to use certain proprietary technology of Bally Gaming in connection with up to a maximum of 875 “redemption product licenses”

•	“redemption product licenses” may be used with respect to any new or used gaming cabinet manufactured by Bally Gaming that will be used as amusement-with-prize or redemption gaming machines

•	the Company purchases from Bally Gaming 175 gaming cabinets as of June 28, 2006, at a price of $8,250 per cabinet

•	the Company purchases from Bally Gaming 500 redemption product licenses as of June 28, 2006, at a per-license cost of $3,000, and

•	the Company will order from Bally Gaming 375 additional redemption product licenses on or prior to July 10, 2006 for an aggregate of $600,000.

In addition to the foregoing, the Technology Agreement contains other customary terms and conditions, and representations, warranties and covenants of the parties.

Funding with PDS Gaming Corporation

On June 29, 2006, the Company entered into a Master Loan Agreement with PDS Gaming Corporation, a Minnesota corporation, providing for purchase-money amusement-with-prize machine financing in an amount aggregating up to $20 million. The Master Loan Agreement replaces a previous Master Loan Agreement that the parties entered into on May 25, 2006. Under the Master Loan Agreement, Spectre Gaming has the right to request advances, from time to time, in amounts not to exceed $10 million or be less than $650,000. Advance requests are subject to certain funding contingencies set forth in the agreement, and the discretion of PDS Gaming. On June 29, 2006, PDS Gaming committed to advance an aggregate of $5,092,854 to Spectre under the Master Loan Agreement pursuant to two separate 48-month promissory notes for the respective principal amounts of $1,910,000 and $3,182,854. The Master Loan Agreement provides for interest on advanced funds in an amount equal to 13%. Upon each subsequent advance under the Master Loan Agreement, Spectre Gaming will deliver a promissory note in agreed form to PDS Gaming, providing for payments of interest first, and then principal, over a 36-month period. Promissory notes delivered pursuant to the Master Loan Agreement may not be prepaid for a period of 12 months after their issuance.

Proceeds of $5,092,854 from the June 29, 2006 transaction were used to fund the Company’s purchase of gaming cabinets and redemption product licenses from Bally Gaming as described above, and the purchase of additional equipment.

In connection with the Master Loan Agreement, the Company entered into a Security Agreement granting a security interest in amusement-with-prize equipment purchased with funds advanced under the Master Loan Agreement, revenue agreements that the Company enters into with location operators, a bank account opened to receive funds from the revenue agreements, and substantially all of its other assets, including the Technology Agreement entered into with Bally Gaming, Inc., as described above.

Exhibit 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Termination and Settlement Agreement with Bally Gaming, Inc., dated effective as of June 28, 2006.

10.2	Technology Agreement with Bally Gaming, Inc., dated effective as of June 28, 2006.

*  *  *  *  *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRE GAMING, INC.:

Date: July 5, 2006	By:	/s/ Kevin M. Greer
Kevin M. Greer, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Termination and Settlement Agreement with Bally Gaming, Inc., dated effective as of June 28, 2006.

10.2	Technology Agreement with Bally Gaming, Inc., dated effective as of June 28, 2006.